UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

B. RILEY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-0223495
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

21255 Burbank Boulevard, Suite 400 Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares (each representing 1/1000th in a share of 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001)	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: File No. 333-233907

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing 1/1000th interest in a share of 6.875% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value, with a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share) (the “Series A Preferred Stock”) of B. Riley Financial, Inc. (the “Company”). The description of the terms of the Depositary Shares and the Series A Preferred Stock set forth under the heading “Description of Series A Preferred Stock and The Depositary Shares” in the Company’s Prospectus Supplement dated October 2, 2019 and under the headings “Description of Depositary Shares” and “Description of Capital Stock - Preferred Stock” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3 (File No. 333-233907) filed under the Securities Act of 1933, as amended are incorporated herein by reference.

Item 2. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of B. Riley Financial, Inc., as amended, dated as of August 17, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 3, 2018).

3.2	Amended and Restated Bylaws of B. Riley Financial, Inc., dated as of November 6, 2014 (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed on November 6, 2014).

3.3	Certificate of Designations of 6.875% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 7, 2019).

4.1	Deposit Agreement, dated October 7, 2019, among B. Riley Financial, Inc., Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts, with respect to B. Riley Financial, Inc.’s 6.875% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 7, 2019).

4.2	Specimen certificate representing the 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of B. Riley Financial, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 7, 2019).

4.3	Form of Depositary Receipt (included Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

October 7, 2019	B. RILEY FINANCIAL, INC.

	By:	/s/ Phillip J. Ahn
Name: Phillip J. Ahn
Title: Chief Financial Officer and
Chief Operating Officer

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